Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact: Christine Cannella Assistant Vice President, Investor Relations tel: 305-520-8433

www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Second Quarter 2008 Financial Results

—Top line grows 5 percent—

—Company worked aggressively to address rising costs through contract and pricing programs—

—Greater global production of bananas and pineapples and geographic expansion are expected to drive future growth—

CORAL GABLES, Fla. – July 29, 2008 – Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the second quarter ended June 27, 2008. The Company reported earnings per diluted share of $0.87, excluding asset impairment and other charges, net, compared with earnings per diluted share of $1.18 in the second quarter of 2007, excluding asset impairment and other charges, net. The 2008 second quarter results exclude asset impairment and other charges totaling $13.7 million, or $0.21 per diluted share, primarily related to flooding at the Company’s banana operations in Brazil and the closure of underutilized distribution centers in the United Kingdom. Earnings per diluted share for the first six months of 2008, excluding asset impairment and other charges, net, were $1.94, compared with earnings per diluted share of $2.03 for the prior year’s first six month period, excluding asset impairment and other charges, net.

Fresh Del Monte’s Chairman and Chief Executive Officer, Mohammad Abu-Ghazaleh said, “The second quarter was an exciting period for Fresh Del Monte in setting the stage for future growth. As we announced on June 9th we completed the largest acquisition in our history. The acquisition of Caribana dramatically boosts our banana and gold pineapple production. Additionally, in a separate transaction, we acquired the melon production assets from our 50 percent joint-venture partner in Costa Rica. We continued to improve the performance of our prepared food business as we further penetrated exciting new markets and explored new sourcing regions. The second quarter was also a challenging period, with significantly higher costs that were only partially offset by strong price increases, as well as several adverse weather-related events. Going forward, the Caribana acquisition will generate significant synergies, while at the same time we are aggressively pursuing price increases. We firmly believe in our business—today more than ever—and we are extremely enthusiastic about the opportunities we see ahead.”

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Income Statement:
Net sales	$972.2	$924.2	$1,867.1	$1,760.2
Cost of products sold	870.5	804.6	1,668.5	1,541.5
Other charges (1)	2.1	—	2.1	—

Gross profit	99.6	119.6	196.5	218.7

Selling, general and administrative expenses	42.8	47.4	82.2	89.6
Asset impairment and other charges, net (2)	11.6	4.9	16.2	2.0

Operating income	45.2	67.3	98.1	127.1

Interest expense, net	2.0	7.4	5.1	16.4
Other income, net	2.4	0.2	14.9	4.1

Income before income taxes	45.6	60.1	107.9	114.8

Provision for (benefit from) income taxes	3.7	(3.8)	2.4	(0.7)

Net income	$41.9	$63.9	$105.5	$115.5

Net income per ordinary share—Basic	$0.66	$1.11	$1.67	$2.00

Net income per ordinary share—Diluted	$0.66	$1.10	$1.66	$2.00

Weighted average number of ordinary shares:
Basic	63,455,713	57,769,054	63,157,388	57,734,471

Diluted	63,804,052	58,026,291	63,581,121	57,886,434

Selected Income Statement Data:
Depreciation and amortization	$21.2	$19.4	$41.8	$38.7

Net Income per Share Adjustments:
Reported net income per share—Diluted	$0.66	$1.10	$1.66	$2.00
Other charges (1)	0.03	—	0.03	—
Asset impairment and other charges, net (2)	0.18	0.08	0.25	0.03

Adjusted net income per share—Diluted (3)	$0.87	$1.18	$1.94	$2.03

Gross Profit Adjustments:
Reported gross profit	$99.6	$119.6	$196.5	$218.7
Other charges (1)	2.1	—	2.1	—

Adjusted gross profit	$101.7	$119.6	$198.6	$218.7

(1)	Other charges recorded during the second quarter of 2008 are related to wages paid to idle workers and write-offs of packaging material inventory incurred as a result of extensive flood damage in our banana farms in Brazil.
(2)	Asset impairment and other charges, net, for the second quarter and six months ended June 27, 2008, relates principally to the flood damage at our banana farms in Brazil, the closure of under-utilized distribution centers in the U.K. and the previously announced closure of a beverage production operation in the U.K. Asset impairment and other charges, net, for the second quarter and six months ended June 29, 2007 includes asset impairment charges related to assets held for sale in Europe and a net benefit related to the previously announced closing of our Hawaii pineapple operations.
(3)	Management reviews adjusted net income per share and considers this measure relevant to investors because management believes it better represents the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 27, 2008				June 29, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$381.5	39%	$41.7	42%	$324.8	35%	$31.5	26%
Other Fresh Produce	444.5	46%	40.9	41%	472.5	51%	73.8	62%
Prepared Food	114.5	12%	15.3	15%	100.4	11%	16.9	14%
Other Products and Services	31.7	3%	1.7	2%	26.5	3%	(2.6)	-2%

Total	$972.2	100%	$99.6	100%	$924.2	100%	$119.6	100%

	Six months ended
	June 27, 2008				June 29, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$721.6	39%	$71.8	36%	$612.6	35%	$52.2	24%
Other Fresh Produce	863.5	46%	94.0	48%	899.5	51%	138.3	63%
Prepared Food	216.4	12%	25.3	13%	190.3	11%	27.5	13%
Other Products and Services	65.6	3%	5.4	3%	57.8	3%	0.7	0%

Total	$1,867.1	100%	$196.5	100%	$1,760.2	100%	$218.7	100%

	Quarter ended				Six months ended
	June 27, 2008		June 29, 2007		June 27, 2008		June 29, 2007
Net Sales by Geographic Region:
North America	$443.2	46%	$426.9	46%	$854.1	46%	$843.3	48%
Europe	299.4	31%	305.8	33%	599.2	32%	571.3	32%
Asia	126.2	13%	111.4	12%	217.6	12%	206.5	12%
Middle East	75.6	8%	54.4	6%	134.8	7%	84.7	5%
Other	27.8	2%	25.7	3%	61.4	3%	54.4	3%

Total	$972.2	100%	$924.2	100%	$1,867.1	100%	$1,760.2	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Six months ended
	June 27, 2008	June 29, 2007
Operating activities:
Net income	$105.5	$115.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41.8	38.7
Asset impairment charges	12.6	5.1
Gain on sale of assets	(5.7)	(5.3)
Other	2.6	0.4
Changes in operating assets and liabilities:
Receivables	(21.6)	(33.2)
Inventories	29.4	(2.4)
Other current assets	(10.6)	(2.7)
Accounts payable and accrued expenses	60.7	33.6
Other noncurrent assets and liabilities	(5.8)	(18.2)

Net cash provided by operating activities	208.9	131.5

Investing activities:
Capital expenditures	(43.3)	(46.0)
Proceeds from sales of assets	8.6	7.8
Purchase of subsidiaries, net of cash acquired	(400.6)	—
Other investing activities, net	—	0.5

Net cash used in investing activities	(435.3)	(37.7)

Financing activities:
Net proceeds from (payments on) long-term debt	209.8	(96.6)
Proceeds from stock options exercised	21.3	1.8

Net cash provided by (used in) financing activities	231.1	(94.8)

Effect of exchange rate changes on cash	(1.3)	(0.3)

Net increase (decrease) in cash and cash equivalents	3.4	(1.3)
Cash and cash equivalents, beginning	30.2	39.8

Cash and cash equivalents, ending	$33.6	$38.5

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions) - (Unaudited)

	June 27, 2008	December 28, 2007
Assets:
Current assets:
Cash and cash equivalents	$33.6	$30.2
Trade accounts receivable	382.3	343.3
Other accounts receivables	58.4	70.6
Inventories	399.3	406.9
Other current assets	39.7	36.9

Total current assets	913.3	887.9

Property, plant and equipment, net	1,025.0	851.8
Goodwill	452.0	253.2
Other non-current assets	213.5	192.8

Total assets	$2,603.8	$2,185.7

Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable and accrued expenses	$434.3	$358.5
Current portion of long-term debt and capital lease obligations	7.2	6.9
Other current liabilities	33.5	31.3

Total current liabilities	475.0	396.7

Long-term debt and capital lease obligations	441.4	231.7
Other noncurrent liabilities	184.5	177.7

Total liabilities	1,100.9	806.1

Minority interests	16.7	14.8
Total shareholders’ equity:	1,486.2	1,364.8

Total liabilities and shareholders’ equity	$2,603.8	$2,185.7

Selected Balance Sheet Data:
Working capital	$438.3	$491.2
Total debt	$448.6	$238.6

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Fresh Del Monte Produce Inc.

Second Quarter 2008 Results

Asset impairment and other charges, net, for the second quarter ended June 27, 2008, relates principally to the flood damage at our banana farms in Brazil and the closure of underutilized distribution centers in the U.K. Asset impairment and other charges, net, for the second quarter ended June 29, 2007, includes asset impairment charges related to assets held for sale in Europe and a net benefit related to the previously announced closing of our Hawaii pineapple operations.

Net sales for the quarter were $972.2 million, compared with $924.2 million in the second quarter of 2007. The increase was driven by the strong performance in the Company’s global banana business segment, the result of higher banana selling prices in North America, the Middle East and Europe, due to industry-wide volume shortages and growing demand; continued strong demand for canned pineapple in Europe, a result of industry shortages; increased sales of Del Monte Gold® pineapple; and favorable exchange rates.

Gross profit for the quarter, excluding $2.1 million in costs related to flood damages in Brazil, was $101.7 million, compared with gross profit of $119.6 million for the same period last year. The decrease in gross profit was primarily the result of substantially higher year-over-year costs related to fruit production, fruit procurement, and logistics.

Excluding asset impairment and other charges, net, operating income for the quarter decreased $13.3 million to $58.9 million, primarily the result of decreased gross profit, partially offset by a $4.6 million decrease in selling, general and administrative expenses.

Excluding asset impairment and other charges, net, net income for the quarter was $55.6 million, compared with $68.8 million in the second quarter of 2007. The decrease in net income was principally due to decreased gross profit, and increased income taxes, which were partially offset by decreased interest expense, and lower selling, general and administrative expenses.

Second Quarter Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 17% to $381.5 million for the quarter. Worldwide pricing increased 12% to $14.14 per unit, which includes the benefit of favorable exchange rates in Europe and Asia. Gross profit increased 32% to $41.7 million, due to higher selling prices in North America, the Middle East and Europe. These higher selling prices were partially offset by a 10% increase in unit cost. The Company’s banana results include $2.1 million of charges related to flood damages in Brazil.

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Fresh Del Monte Produce Inc.

Other Fresh Produce

Net sales decreased 6% to $444.5 million during the quarter. Volume decreased 17%. Pricing increased 14%. However costs rose 22% on a per unit basis. Gross profit decreased 45% to $40.9 million, primarily due to unfavorable growing conditions in the Company’s melon operations; higher costs in the Company’s fresh-cut product line; decreased sales of tomatoes; increased fruit production, procurement and logistics costs; and the negative impact of strengthening currencies against the U.S. dollar in producing countries.

•

Gold pineapple – Net sales increased 4% to $119.2 million, the result of higher sales in Asia and North America. Global volume increased 5% for the quarter. Pricing was down less than 1%, and unit cost increased by 17%.

•

Melons – Net sales decreased 23% to $57.6 million, the result of adverse growing conditions in both the Company’s domestic and offshore production areas. Volume decreased 30%. Pricing increased 10%, offset by a 16% increase in unit cost, primarily related to the decrease in volume.

•

Fresh-cut – Net sales decreased 7% to $92.1 million, primarily the result of lower availability of labor in North America and reduced demand. Volume decreased 17%. Pricing increased 11%, offset by a 23% increase in unit cost.

•

Non-tropical – Net sales increased 5% to $98.9 million, the result of higher sales in Asia and Europe. Volume decreased 12%. Pricing increased 20%, offset by a 30% increase in unit cost, primarily due to increased fruit production and procurement costs in Chile.

•	Tomato – Net sales decreased 12% to $38.6 million. Volume decreased 18%. Pricing increased 7%, offset by a 10% increase in unit cost.

Prepared Food

Net sales increased 14% to $114.5 million for the quarter, primarily driven by increased sales of canned pineapple, the result of continued industry shortages, and strong growth in the Company’s Jordan-based poultry and processed meat business. Pricing increased 5%, offset by a 9% increase in costs. Gross profit decreased $1.6 million. Operating income improved $1.9 million, due to reductions in selling, general and administrative expenses, the direct result of shifting sales to third-party distributors.

Other Products and Services

Net sales increased 20% by $5.2 million for the quarter. Gross profit improved from a loss of $2.6 million to a profit of $1.7 million, primarily due to improvements in the Company’s Chilean plastic business.

Cash Flow for the Six Months

Cash flow from operations for the six months of 2008 was $208.9 million, compared with $131.5 million in the same period of 2007. The increase was primarily due to lower prepared food inventory levels and increased current liabilities, which resulted from significantly higher fruit procurement and logistics costs.

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Fresh Del Monte Produce Inc.

Caribana Acquisition

On June 6, 2008, the Company acquired Caribana, a banana and gold pineapple production business in Costa Rica, for a total purchase price of $405.4 million, including acquisition expenses. This resulted in a preliminary assessment of the fair value of net assets acquired of $207.4 million, which included $175.5 million of property, plant and equipment. Goodwill was preliminarily assessed at $198.0 million. The purchase price allocation for this transaction is preliminary. The Company expects to finalize the purchase price allocation during 2008.

Total Debt

Total debt increased from $238.6 million at the end of 2007 to $448.6 million, a $210.0 million increase, primarily as a result of the Caribana acquisition on June 6, 2008.

Conference Call and Web Cast Data

Fresh Del Monte will host a conference call and simultaneous web cast at 11:00 a.m. Eastern Time today to discuss the second quarter 2008 results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 20-F for the year ended December 28, 2007 along with other reports that the Company has on file with the Securities and Exchange Commission.

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